Exhibit 97.1

ESSENTIAL PROPERTIES REALTY TRUST, INC.
EXECUTIVE OFFICER INCENTIVE-BASED COMPENSATION RECOVERY POLICY

Essential Properties Realty Trust, Inc. (together with its subsidiaries, the “Company” or “EPRT”), is committed to maintaining the highest degree of accountability of its executive officers as described herein in this Executive Officer Incentive-Based Compensation Recovery Policy (the “Compensation Recovery Policy”).
1.Policy Objectives and Rationale. This Compensation Recovery Policy is intended to:
·    Memorialize the Company’s consistent and comprehensive approach to compliance with the provisions contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the New York Stock Exchange listing standards, and the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) relating to the recovery, under certain circumstances, of incentive-based compensation paid to current or former executive officers.
·    Provide the Company’s executive officers with guidance on the Company’s commitment to its stockholders and to the integrity and compliance of its financial reporting;
·    Support ongoing compliance with applicable securities laws and regulations; and
·    Demonstrate to the Company’s stakeholders that the Company is committed to accountability for its executive officers, current or former.
2.    Policy Statement. In the event that EPRT is required to prepare restated financial results owing to the Company’s material non-compliance with financial reporting requirements under the securities laws or owing to the correction of errors that are not material to previously issued financial statements but would result in a material misstatement if the errors were left uncorrected (collectively a “Restatement”), the Company will seek to recover or cancel any incentive-based compensation paid to an Executive Officer (as defined below) during the three (3)-year period preceding the date as of which the Company is required to prepare the accounting restatement, to the extent that such compensation exceeds the amount that would have been paid to the Executive Officer had it been based on the restated results.
3.    Recovery Mandate. This Compensation Recovery Policy applies to all Executive Officers (as defined below), whether or not an Executive Officer (or any other person) was engaged in the conduct that caused the Restatement to be made or otherwise had no responsibility for the errors in the financial statements that caused the Restatement.

4.    Definitions.
Executive Officer. For purposes of this Policy, “Executive Officer” means a current or former employee of the Company whom the Company’s Board of Directors (the “Board”) determines to be, or to have been at the time of payment, a “named executive officer” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company or an employee designated as a senior vice president or serving in a similar management position including those in charge of a principal business unit, division or function of the Company or who perform policy-making functions.
Compensation. The incentive-based compensation subject to recovery pursuant to this Compensation Recovery Policy includes any compensation that is granted, earned or vested based, wholly or in part, upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC, including the Company’s stock price and performance measures such as total stockholder return.

Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted stock or options with time-based vesting, or a bonus awarded solely at the discretion of the Board or Compensation Committee and not based on the attainment of any financial measure, is not subject to this Compensation Recovery Policy.
For incentive-based compensation based on stock price or total stockholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Restatement, then the Board shall determine the amount to be recovered based on a reasonable estimate of the effect of the Restatement on the stock price or total stockholder return upon which the incentive-based compensation was received and the Company shall document the determination of that estimate and provide it to the NYSE.

5.    Board Determinations. The Board is authorized to administer this Policy consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the Securities and Exchange Commission or the New York Stock Exchange or such other national exchange on which the Company’s shares are listed (“Applicable Law”).
·    Authority of the Board. Subject to the foregoing, the Board, considering the best interest of the Company’s stockholders, shall have complete and final discretion to interpret this Compensation Recovery Policy and to make all determinations necessary or appropriate for its administration. The determination of the Board need not be uniform with respect to each of the Executive Officers.
·    Conduct of Investigations. If the Board (or its designee) determines that a review or investigation of the matters applicable to this Compensation Recovery Policy would be appropriate under the circumstances, the Board (or its designee) will promptly notify those parties the Board deems appropriate, promptly have such a review or investigation undertaken and authorize the retention (at the Company’s expense) of any third-party consultants and/or advisors it deems appropriate. At the conclusion of such review and/or investigation, the Board will determine by majority vote what, if any, action is appropriate. All officers, directors, employees, and agents of the Company have an obligation to cooperate and comply with any review or investigation initiated by the Board pursuant to this Compensation Recovery Policy.
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Policies and Procedures

·    Delegation. The Board may delegate the responsibility to oversee, evaluate and investigate matters subject to this Compensation Recovery Policy to a committee of the Board. Such committee will provide a status update of any interim or final reports of findings at the applicable committee’s meetings with the Board (no less frequently than quarterly). The designated committee will consult with and coordinate with the Board as the Board deems appropriate.
·    Other Considerations. In exercising its discretion, the Board shall consider such matters as it deems appropriate to prevent the recurrence of the non-compliance that resulted in the required restatement. Any right of recoupment under this Compensation Recovery Policy shall be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company.
·    Notification of Others. At any time during a review and/or investigation of a matter subject to this Compensation Recovery Policy, the Chair of the Board may notify the Company’s Chief Executive Officer, Chief Financial Officer, directors or outside auditors of the receipt of a report and/or the progress or results of any review and/or investigation of the report and will provide such level of detail as may be necessary to allow for appropriate consideration by such parties of the Company’s ongoing reporting and disclosure obligations, including with regard to any required officer certifications.
6.    No Indemnification or Other Loss Mitigation. The Company shall not provide indemnification to any of its Executive Officers against or pay any premiums for an insurance policy to cover losses of incentive-based compensation incurred under this Compensation Recovery Policy.

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Policies and Procedures

7.    Limited Exceptions to this Compensation Recovery Policy. Recovery of incentive-based compensation from Executive Officers pursuant to this Compensation Recovery Policy is required except in the following limited circumstances, with such circumstances being determined and approved by the Board:
i.    If the direct costs of enforcing recovery would exceed the recoverable amount(s);
ii.    If recovery would violate the laws of the United States applicable to EPRT that were in effect prior to the publication of this Compensation Recovery Policy; and
iii.    If recovery would violate the rules governing tax-qualified retirement plans.
8.    Disclosure and Distribution of the Compensation Recovery Policy. This Compensation Recovery Policy is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K. In addition, a copy of this Compensation Recovery Policy shall be disclosed on the Company’s website. The Compensation Recovery Policy shall also be distributed to all Executive Officers of the Company annually and shall be given to a new Executive Officer of the Company upon the date of the new Executive Officer’s first workday with the Company.
9.    Effective Date – Compensation Subject to Recovery. This Compensation Recovery Policy will be effective as of the date it is adopted by the Board and will apply to incentive-based compensation that is approved, paid, awarded, or granted to Executive Officers on or after that date. This Policy may be amended or terminated at any time by resolution of the Board and shall be deemed to be amended as necessary to comply with Applicable Law.

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Adopted:     July 27, 2022
Amended:    July 25, 2023

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Policies and Procedures